For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin,
Senior Director, Investor Relations
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE ANNOUNCES RECEIPT OF MILESTONE PAYMENT
FROM JAPANESE DRY EYE PARTNER

DURHAM, NC -- April 19, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the receipt of a milestone payment from Santen Pharmaceutical Co., Ltd. related to the development of diquafosol tetrasodium ophthalmic solution for the therapeutic treatment of ocular surface diseases, including dry eye, in Asia. The milestone payment of $1.25 million resulted from Santen's completion of its Phase 2 clinical testing of diquafosol in the first quarter of 2006.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, "We are delighted to be partnered with Santen, one of the leading ophthalmic pharmaceutical companies in Japan, with extensive experience in developing and commercializing ophthalmic products. Santen estimates that there are eight million dry eye patients in Japan, with the prevalence expected to continue rising due to the increased use of personal computers and contact lens, and an aging population. According to Santen's 2005 Annual Report, they have captured approximately 80% of the Japanese market share for dry eye related treatments, including generating more than $130 million in fiscal 2005 sales of Hyalein® , the leading prescription product currently used for the treatment of dry eye in Japan. We look forward to Santen's continued progress in developing diquafosol for the treatment of dry eye patients in Asia."

In December 1998, Inspire entered into a development, license and supply agreement with Santen for the development of diquafosol for the therapeutic treatment of ocular surface diseases, such as dry eye disease, in Japan and nine other Asian countries. Santen is responsible for all development, regulatory submissions, filings and approvals, and the commercialization of potential products in such countries. Under the agreement, Inspire could receive additional development milestone payments and if the product candidate is approved, will receive royalties on net sales.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information on Inspire, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including those in Asia and/or the U.S. Food and Drug Administration. There can be no assurance that Santen will be successful in the development and commercialization of diquafosol tetrasodium for the treatment of ocular surface diseases in Japan or other applicable Asian markets. There can be no assurance that Inspire will receive any future development milestones, or royalties on net sales, associated with diquafosol. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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